Exhibit 10.2
[ENTREMED LETTERHEAD]
March 29, 2007
James S. Burns
President and Chief Executive Officer
EntreMed, Inc.
9640 Medical Center Drive
Rockville, MD 20850
     Re: Amendment to Employment Agreement Effective as of June 15, 2004
Dear Jim:
     This letter is to confirm the proposed amendment to the terms of your employment agreement, effective as of June 15, 2004 (the “Agreement”). The Compensation Committee approved this amendment on March 9, 2007. Capitalized terms used in this letter without definition have the meanings set forth in the Agreement.
     Section 9 of your Agreement provides that you may resign during the Term for “Good Reason.”
     We propose to amend and restate the first sentence of Section 9 as follows:
     “If Executive has Good Reason during the Term, Executive may resign at any time during the Term by providing at least thirty (30) days prior written notice to the Company that specifies the reason for, and the effective date of, his termination.”
     If you resign for Good Reason, the resignation is treated as a termination without Cause, and you are entitled to the compensation and other benefits specified in the Agreement. Good Reason is currently defined in Section 10(e) of the Agreement to mean the occurrence of specified events after a “Change in Control.”
     We propose to amend and restate Section 10(e) of the Agreement as follows:
(e) “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment to Executive of any duties inconsistent in any material respect with Executive’s position, authority, duties or responsibilities or any other action by the Company which results in a diminution in any material respect in such position, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of written notice thereof given by Executive; (B) a reduction by the Company in Executive’s annual Base Salary as in effect on the date hereof, or subsequently in effect hereunder, except as agreed to by Executive, unless such change was applicable to all senior executives of the

Company; (C) the Company’s requiring Executive to be based at any office or location that is more than fifty (50) miles from Executive’s office or location as of the date hereof; (D) the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by him under any of the Company’s pension, life insurance, medical, health and accident, disability or other welfare plans in which he was participating, unless such change was applicable to all senior executives of the Company; (E) the failure by the Company to pay to Executive any deferred compensation when due under any deferred compensation plan or agreement applicable to him; or (F) the failure by the Company to honor in any material respect the terms and provisions of this Agreement.
     If the amendment to Section 10(e) is acceptable to you, please countersign this letter in the space indicated below. This amendment to the Agreement will be effective on the date of your signature. All other terms and conditions of the Agreement will remain in full force and effect.

Sincerely,
/s/ Michael Tarnow
Michael Tarnow
Chairman

Accepted and Agreed as of April 16, 2007
/s/ James S. Burns
James S. Burns